UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2007

WINSONIC DIGITAL MEDIA GROUP, LTD.
(Exact name of registrant as specified in its charter)

Nevada	000-32231	52-2236253
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Marietta Street, Suite 2600
Atlanta, GA 30303
(Address of principal executive offices) (Zip Code)

(404) 230-5705
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

(a)  On March 20, 2008, Winsonic Digital Media Group, Ltd. (the “Company”) entered into a Rights Agreement (the “Agreement”) with Blue Pie Productions Pty Ltd (“BPP”) pursuant to which BPP granted the Company an exclusive license to reproduce, commercialize, maintain and market select BPP products, goods and services within the United States and Canada.  In consideration for the license, the Company agreed to pay a total of $200,000, due and payable forty-five days after the Company’ files its Annual Report on Form 10-K for the year ended December 31, 2007.  The license is granted for a period of 36 months and can be extended at any time.  BPP may terminate the Agreement upon the occurrence of certain events, including the Company’s failure to meet specified sales targets.

The information set forth above is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

(b)  On December 31, 2007, the Company entered into loan and security agreements and issued promissory notes to three investors for an aggregate principal amount of $70,000.  Each of these promissory notes bear a 25% interest rate and are due and payable on February 15, 2008.  In connection with these promissory notes, the Company issued these investors an aggregate of 300,000 restricted shares of its common stock.

On January 31, 2008, the Company entered into loan and security agreements and issued promissory notes to three investors for an aggregate principal amount of $15,080.  Each of these promissory notes bear a 6% interest rate and are due and payable on June 29, 2008.  In connection with these promissory notes, the Company issued these investors an aggregate of 133,060 restricted shares of its common stock.

On February 9, 2008, the Company issued an aggregate principal amount of $30,000 of its 6% Convertible Subordinated Promissory Notes and warrants to purchase an aggregate of up to 75,000 shares of the Company’s common stock to three investors.  The notes accrue interest at 6% and mature on February 9, 2009.  The notes are convertible into up to 150,000 shares of the Company’s common stock under certain circumstances.  The notes also include covenants and event of default which are customary for promissory notes of this nature and provide the holders with certain piggy-back registration rights with respect to the shares of common stock into which the note are convertible.  The warrants, which have an exercise price of  $0.40 per share, expire on February 9, 2009.  The Warrants include customary anti-dilution provisions and also provide the holders with certain piggy-back registration rights with respect to the shares of common stock into which the warrant are exercisable.

On March 28, 2008, the Company entered into loan and security agreements and issued promissory notes to three investors for an aggregate principal amount of $207,610.  Each of these promissory notes bear a 6% interest rate and are due and payable on June 29, 2008.  In connection with these promissory notes, the Company issued these investors an aggregate of 1,831,860 restricted shares of its common stock.

Each of the securities discussed above were issued in reliance on the registration exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 1.02 Termination of a Material Definitive Agreement.

(a)  As previously reported, on November 20, 2007, Winsonic McCrary, LLC (“Winsonic McCrary”), a Georgia limited liability company and wholly-owned subsidiary of Winsonic Diversity, LLC (“Winsonic Diversity”) entered into an Asset Purchase Agreement with Colonel McCrary Trucking, LLC (“Colonel McCrary”), a Georgia limited liability company, and all the members of Colonel McCrary.  Winsonic Diversity is 49% owned by the Company.

Pursuant to the Asset Purchase Agreement, Colonel McCrary was to sell substantially all of its assets to Winsonic McCrary and Winsonic McCrary was to assume and discharge certain liabilities and indebtedness of Colonel McCrary.  The closing of the transaction did not take place in accordance with the Asset Purchase Agreement.  As a result, following discussions among the parties, the Asset Purchase Agreement expired in accordance with its terms.

(b)  As previously reported, on January 22, 2008, the Company entered into a Stock Purchase Agreement (the “SPA”) with Tap It, Inc., a Delaware Corporation (“Tap It”) pursuant to which the Company agreed to purchase a specified number of shares of Tap It’s common stock.  The initial closing of the SPA did not occur as scheduled.  As a result, following discussions among the parties, the SPA was terminated.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01(b) is incorporated herein by reference.

Item 3.02  Unregistered Sales of Equity Securities.

The disclosure contained in Item 1.01(b) is incorporated herein by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Effective February 15, 2008, Anita Griffith resigned from the position of Chief Information Officer of the Company. The Company is in the process of negotiating a separation agreement with Ms. Griffith and is also contemplating entering into a consulting agreement with Ms. Griffith. Effective March 21, 2008, David Lasier resigned from the position of President of the Company.  The Company is in the process of negotiating a settlement/separation agreement with Mr. Lasier.

(e)  As previously reported, effective December 16, 2007, Bobby Reed was appointed to the position of Chief Operating Officer of the Company.  However, during the course of the negotiations regarding the terms of Mr. Reed’s employment, the Company and Mr. Reed determined that Mr. Reed would not serve as Chief Operating Officer and instead would remain in the position of Vice President of Operations.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

10.1  Rights Agreement, dated March 20, 2008, between the Company and BPP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2008

WINSONIC DIGITAL MEDIA GROUP, LTD.

By:	/s/ Winston Johnson
Winston Johnson
Chairman of the Board and CEO